Exhibit 4.1
INVESTOR RIGHTS AGREEMENT
THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”) is entered into as of July 23, 2025, by and between McGraw Hill, Inc., a Delaware corporation (the “Company”), and PE Mav Holdings, LLC, a Delaware limited liability company (“Holdings”).
W I T N E S S E T H:
WHEREAS, contemporaneously with the execution of this Agreement, the Company is initiating its Initial Public Offering; and
WHEREAS, as an inducement for Holdings to consent to the Initial Public Offering, the parties hereto wish to agree to certain rights with respect to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s securities held by Holdings and certain other matters relating to Holdings’ ownership of such securities in light of, among other things, the Initial Public Offering and the benefits conferred on the Company in connection with the Initial Public Offering, including, without limitation, the proceeds to be received by the Company for its securities in the Initial Public Offering and continued access to the public equity markets thereafter.
NOW, THEREFORE, in consideration of the foregoing, and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:
“Affiliate” shall have the meaning given to it in Rule 405 promulgated under the Securities Act.
“Board” means the board of directors of the Company.
“Commission” means the United States Securities and Exchange Commission.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Initial Public Offering” means the Company’s initial public offering of Shares.
“Person” means any natural person or any corporation, limited liability company, partnership, trust or other entity.
“Platinum” means the Sponsor, Platinum Equity Capital Partners V, L.P., Platinum Equity Mav Co-Investors, L.P., Platinum Mav Principals, LLC, PECP V Co-Investment, L.P. PECP V PN Co-Investment, L.P. and their respective Affiliates (other than the Company and any company that is controlled by the Company) and any investment entities managed by any of the foregoing (as general partner, sole member or otherwise).
“Platinum Group” means Platinum and any partners (general or limited), members or stockholders of any of the foregoing.

“Qualified Transferee” means (i) any Affiliate of Holdings, (ii) any Person who acquires Registrable Securities pursuant to any distribution of Shares by Holdings to the holders of equity interests of Holdings, (iii) any member of the Platinum Group, or (iv) any Person who otherwise acquires at least 5% of the Registrable Securities held by Holdings; provided that, in each case, a Qualified Transferee shall agree to be bound by and subject to the terms and conditions of this Agreement.
“Registrable Securities” means all Shares held by Holdings or a Qualified Transferee at any time, including, without limitation, any Shares of the Company acquired (or that may be acquired upon the exercise or conversion of securities for or into Shares of the Company) by Holdings or a Qualified Transferee pursuant to any preemptive right, right of first offer or otherwise, and any other Shares issued in respect of any of such securities (as a result of stock splits, stock dividends, stock combinations, reclassifications, recapitalizations or other similar events); provided, however, that such securities shall cease to be Registrable Securities upon any sale thereof pursuant to an effective registration statement under the Securities Act or pursuant to Rule 144 (or any similar provision) under the Securities Act.
“Shares” means the shares of common stock, par value $0.01 per share, in the Company outstanding from time to time.
“Sponsor” means Platinum Equity, LLC, a Delaware limited liability company.
ARTICLE II
REGISTRATION RIGHTS
Section 2.1    Demand Registration Rights.
(a)    At any time and from time to time after the expiration or waiver of the underwriter lock-up period applicable to the Initial Public Offering, Holdings shall have the right to request that the Company file a registration statement under the Securities Act for a firm commitment underwritten public offering of Registrable Securities, so long as the anticipated gross proceeds of such underwritten offering are not less than $50,000,000 or such lesser amount if Holdings is proposing to sell all of the remaining Registrable Securities. Upon receipt of any request for registration pursuant to this Section 2.1, the Company shall use its reasonable best efforts to file a registration statement and cause such registration statement to be promptly declared effective under the Securities Act with respect to such Registrable Securities.
(b)    Holdings may withdraw its Registrable Securities from a demand registration at any time prior to the effectiveness of the applicable registration statement. Upon delivery of a notice by Holdings to such effect, the Company shall cease all efforts to secure effectiveness of the applicable registration statement.
(c)    If the Company is advised in writing in good faith by any managing underwriter of the securities being offered pursuant to any registration statement under this Section 2.1 that, in its opinion, because of marketing considerations, the number of shares to be sold is greater than the number of such shares that can be offered without adversely affecting the offering, then the equity securities proposed to be included in such registration shall be reduced to a number deemed satisfactory by such managing underwriter in accordance with the following priorities: (i) all shares properly sought to be registered by any Person under Section 2.1(a) of this Agreement shall be registered first pro rata on the basis of the relative number of Registrable Securities then held by such Persons (provided that any securities thereby allocated to any such Person that exceed such Person’s request will be reallocated among the remaining requesting Persons in like manner) and (ii) all shares properly sought to be registered by any Person under Section 2.2(a) of this Agreement shall be registered second pro rata on the basis of the relative number of Registrable Securities then held by such Persons (provided that any securities thereby allocated to any such Person that exceed such Person’s request will be reallocated among the remaining requesting Persons in like manner).
Section 2.2    Piggyback Registration Rights.
(a)    Whenever the Company proposes to register any equity securities for its own or others’ account under the Securities Act (other than a registration (i) relating to employee benefit plans, or (ii) solely relating to shares to be sold under Rule 145 or a similar provision under the Securities Act), the Company shall give Holdings prompt written notice of its intent to do so. Upon the written request of Holdings given within 10 business days after receipt of such notice, the Company shall include in such registration all Registrable Securities that Holdings shall request; provided that the Company shall have the right to postpone, delay, cancel, withdraw or terminate any registration made under this Section 2.2, whether or not Holdings has elected to include such securities in such registration.
(b)    If the Company is advised in writing in good faith by any managing underwriter of the securities being offered pursuant to any registration statement under this Section 2.2 that, in its opinion, because of marketing considerations, the number of shares to be sold is greater than the number of such shares that can be offered without adversely affecting the offering, then the equity securities proposed to be included in such registration shall be reduced to a number deemed satisfactory by such managing underwriter in accordance with the following priorities: (i) all shares sought to be registered by the Company shall be registered first, and (ii) all shares properly sought to be registered by any Person under Section 2.2(a) of this Agreement shall be registered second pro rata on the basis of the relative number of Registrable Securities then held by such Persons (provided that any securities thereby allocated to any such Person that exceed such Person’s request will be reallocated among the remaining requesting Persons in like manner).
(c)    No registration of Registrable Securities effected pursuant to a request under this Section 2.2 shall relieve the Company of its obligations under Section 2.1 or Section 2.3 of this Agreement.
Section 2.3    Form S-3 Registration Rights.
(a)    Following the Company’s Initial Public Offering, the Company shall use its reasonable best efforts (i) to qualify for registration on Form S-3 for secondary sales and (ii) to qualify as and remain a well-known seasoned issuer (as defined in Rule 405 under the Securities Act). After the Company has qualified for the use of Form S-3, Holdings shall have the right to request an unlimited number of registrations on Form S-3 (such requests shall be in writing and shall state the number of shares of Registrable Securities to be disposed of and the intended method of disposition of shares by Holdings), so long as the anticipated gross proceeds of such underwritten offering is not less than $25,000,000 or such lesser amount if Holdings is proposing to sell all of the remaining Registrable Securities. Upon receipt of any request for registration pursuant to this Section 2.3, the Company shall file a Form S-3 with the Commission and, as soon as practicable, use reasonable best efforts to effect such registration and all related qualifications and compliances as may be requested and as would permit or facilitate the sale and distribution of all Registrable Securities as are specified in such request.
(b)    If the Company qualifies to do so, it shall file an automatic registration statement on Form S-3 in response to any request for registration pursuant to this Section 2.3.

(c)    In the case of an underwritten offering under this Section 2.3, the price, underwriting discount and other financial terms for the Registrable Securities shall be determined by Holdings, and the priority shall be as set forth in Section 2.1(c) of this Agreement.
Section 2.4    Selection of Underwriter. The underwriter(s) of any offering shall be selected by the Company, subject in the case of an underwritten offering effected under Section 2.1 or Section 2.3 of this Agreement to approval by Holdings, which approval will not be unreasonably withheld.
Section 2.5    Registration Procedures. If and whenever the Company is required by the provisions of this Agreement to use its reasonable best efforts to effect the registration of any of the Registrable Securities under the Securities Act, the Company shall effect such registration to permit the sale of such Registrable Securities in accordance with the intended method or methods of disposition thereof, and pursuant thereto the Company shall cooperate in the sale of the securities and shall, as expeditiously as possible:
(a)    prepare and file with the Commission a registration statement (and, in the case of a registration under Section 2.1 or Section 2.3 of this Agreement, within 60 days of any request thereunder), in form and substance required by the Securities Act, with respect to such Registrable Securities and use its reasonable best efforts to cause that registration statement to become effective and remain effective as provided herein;
(b)    prepare and file with the Commission any amendments and supplements to the registration statement and the prospectus included in the registration statement as may be necessary to keep the registration statement effective, in the case of a firm commitment underwritten public offering, until completion of the distribution of all securities described therein and, in the case of any other offering, until the earlier of (i) the sale of all Registrable Securities covered thereby, or (ii) in the case of a shelf registration, three years, and in the case of a registration statement not related to a shelf registration, 90 days after the effective date thereof (but in any event not before the expiration of any longer period required under the Securities Act or, if such registration statement relates to a firm commitment underwritten public offering, such longer period as in the opinion of counsel for the underwriters is required by law);
(c)    furnish to Holdings such reasonable numbers of copies of the prospectus, including, without limitation, a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as Holdings may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by it;
(d)    register or qualify the Registrable Securities covered by the registration statement under the securities or “blue sky” laws of such states as Holdings shall reasonably request, and do any and all other acts and things that may be necessary or desirable to enable Holdings to consummate the public sale or other disposition in such states of the Registrable Securities owned by Holdings; provided, however, that the Company shall not be required in connection with this paragraph (d) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction;
(e)    in connection with each registration covering an underwritten public offering, enter (and Holdings agrees to enter) into a written agreement with the managing underwriter in such form and containing such provisions (including, without limitation, if the underwriter(s) so requests, customary contribution provisions on the part of the Company) as are customary in the securities business for such an arrangement between such underwriter(s) and companies of the Company’s size and investment stature;

(f)    in the case of a registration under Section 2.1 of this Agreement, cause the appropriate executives of the Company to participate, at the Company’s expense, in customary investor presentations and “road shows” (to be scheduled in a collaborative manner so as not to unreasonably interfere with the conduct of the business of the Company);
(g)    at the reasonable request of Holdings in the case of a registration pursuant to Section 2.1 of this Agreement, on the date on which such Registrable Securities are sold to the underwriter(s), provide (i) a legal opinion of the Company’s outside counsel, (ii) a legal opinion of the Company’s general counsel, and (iii) a letter from the Company’s independent certified public accountants, each in customary form and substance and addressed to such underwriter(s) and Holdings;
(h)    procure the cooperation of the Company’s transfer agent in settling any offering or sale of Registrable Securities, including, without limitation, with respect to the transfer of physical stock certificates into book-entry form and the removal of any restrictive legends, in each case in accordance with any procedures reasonably requested by Holdings or the underwriters;
(i)    whenever the Company is registering any securities under the Securities Act and Holdings is selling securities under such registration, (i) keep Holdings advised of the initiation, progress and completion of such registration, (ii) furnish or otherwise make available to Holdings and Holdings’ counsel copies of all such documents proposed to be filed, and such other documents reasonably requested by counsel, including, without limitation, any comment letter from the Commission, and (iii) allow Holdings and Holdings’ counsel to review and comment on the registration statement and to participate in the preparation of such registration statement before the filing thereof;
(j)    make available for inspection by Holdings, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by Holdings or any such underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by Holdings or any such underwriter, attorney, accountant or agent in connection with such registration statement;
(k)    otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission and any other applicable regulatory body applicable to such registration, and make available to its security holders, as soon as reasonably practicable, an earning statement covering the period of at least 12 months beginning with the first day of the Company’s first full calendar quarter after the effective date of the registration statement, which earning statement shall satisfy the provisions of section 11(a) of the Securities Act and Rule 158 thereunder;
(l)    in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Registrable Securities included in such registration statement for sale in any jurisdiction, the Company will use its reasonable best efforts promptly to obtain the withdrawal of such order; and
(m)    as of the effective date of any registration statement relating thereto, cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed, and, if not so listed, to be listed on the New York Stock Exchange or the Nasdaq Global Select Market.

Section 2.6    Certain Conditions. It will be a condition of Holdings’ rights hereunder to have Registrable Securities owned by it registered that: (a) Holdings will reasonably cooperate with the Company by supplying information and executing documents relating to Holdings or the securities of the Company owned by Holdings in connection with such registration; (b) Holdings will enter into such undertakings and take such other actions relating to the conduct of the proposed offering which the Company or the underwriters may request as being necessary to ensure compliance with federal and state securities laws and the securities laws of any applicable jurisdiction and the rules or other requirements of the applicable exchange or otherwise to effectuate the offering; and (c) Holdings shall not use any free writing prospectus (as defined in Rule 405 under the Securities Act) in connection with the sale of Registrable Securities without the prior written consent of the Company.
Section 2.7    Waiver of Registration Rights. Notwithstanding anything to the contrary in this Agreement, if (a) a majority of the holders of Registrable Securities waive their rights under this Section 2.7 to include any Registrable Securities in a particular registration statement and (b) the applicable registration statement does not include any Registrable Securities held by such holders or their Affiliates (other than the Company), then no holder of Registrable Securities shall be entitled to exercise its respective rights under this Agreement with respect to such registration statement; provided that such waiver shall equally apply to any party with registration rights.
Section 2.8    Expenses. The Company will pay all expenses incurred in complying with the registration rights set forth in this Agreement, including, without limitation, (a) all registration and filing fees, and any other fees and expenses associated with filings required to be made with the Commission, FINRA and any other relevant regulatory bodies, (b) all fees and expenses incurred in connection with listing the Registrable Securities on any securities exchange, (c) all printing, duplicating, word processing, messenger, telephone, facsimile and delivery expenses, (d) transfer taxes, (e) fees and expenses of counsel for the Company and the fees and expenses of one counsel selected by Holdings to represent Holdings, (f) all fees and expenses in connection with compliance with any securities or “blue sky” laws (including, without limitation, fees and disbursements of counsel for the underwriters in connection with “blue sky” qualifications of the Registrable Securities), (g) the expense of any special audits incident to or required by any such registration, (h) any reasonable fees and disbursements of underwriters, selling brokers, dealer managers or similar securities industry professionals customarily paid by issuers or sellers of securities but excluding underwriting discounts and selling commissions relating to the sale of the Registrable Securities, (i) all fees and expenses of any special experts or other Persons retained by the Company in connection with any registration, (j) all of the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), and (k) any other fees and disbursements customarily paid by the issuers of securities. The obligation of the Company to bear expenses described in this Section 2.8 shall apply irrespective of whether a registration is filed or becomes effective, is withdrawn or suspended, is converted to another form of registration and irrespective of when any of the foregoing shall occur. For the avoidance of doubt, all underwriting discounts and commissions of underwriters, selling brokers, dealer managers or similar securities industry professionals relating to the distribution of the Registrable Securities incurred in connection with each registration pursuant to this Agreement will be borne by the holders of the Registrable Securities so registered pro rata based on the number of securities so registered.
Section 2.9    Suspension of Sales. The Company shall promptly notify Holdings of any event that results in the prospectus included in such registration statement or such registration statement, as then in effect, containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. In such event Holdings shall forthwith discontinue disposition of Registrable

Securities until Holdings has received copies of a supplemented or amended prospectus or prospectus supplement, or until Holdings is advised in writing by the Company that the use of the prospectus and, if applicable, the prospectus supplement may be resumed, and, if so directed by the Company, Holdings shall deliver to the Company (at the Company’s expense) all hard copies, other than permanent file copies then in Holdings’ possession, of the prospectus and, if applicable, prospectus supplement covering such Registrable Securities current at the time of receipt of such notice. At the request of Holdings, the Company will as soon as possible prepare and furnish to Holdings a reasonable number of copies of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. The total number of days that any one or more such suspensions may be in effect in any 12-month period shall not exceed 40 business days.
Section 2.10    Indemnification and Contribution.
(a)    Indemnification by the Company. The Company shall indemnify and hold harmless, to the fullest extent permitted by law, Holdings, its officers, directors, managers, stockholders, partners, members, Affiliates, agents and representatives, each underwriter of the Registrable Securities, and each controlling Person of any of the foregoing, against any and all claims, losses, penalties, judgments, suits, costs, damages, expenses and liabilities, joint or several (including, without limitation, any investigation, legal or other expenses incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted) (each, a “Loss”), as the same are incurred, arising out of or based on (i) any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular, or other document delivered or made available to investors relating to such Registrable Securities (or in any related registration statement or any amendment or supplement thereto), (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, (iii) any violation or alleged violation by the Company of the Securities Act or the Exchange Act, (iv) any violation or alleged violation by the Company of any other applicable federal, state or common law, rule or regulation, applicable to the Company or any of its subsidiaries and relating to action or inaction required of the Company in connection with any registration, qualification or compliance contemplated by this Agreement, (v) any failure to register or qualify Registrable Securities in any state where the Company or its agents have affirmatively undertaken or agreed in writing that the Company (the undertaking of any underwriter being attributed to the Company) will undertake such registration or qualification on behalf of the holders of such Registrable Securities (provided that in such instance the Company shall not be so liable if it has undertaken its reasonable best efforts to so register or qualify such Registrable Securities), or (vi) any actions or inactions or proceedings in respect of the foregoing whether or not such indemnified party is a party thereto and will reimburse Holdings, each of its officers, directors, managers, members, partners and Affiliates, and each such underwriter and controlling Person for any legal or other expenses reasonably incurred in connection with investigating or defending any such Loss, whether or not resulting in liability; provided, however, that the Company will not be liable in any such case to the extent that any such Loss arises out of or is based on any untrue statement or omission or alleged untrue statement or omission made in any such registration statement or other document in reliance upon and in conformity with written information furnished to the Company by Holdings or such underwriter and stated to be specifically for use therein; provided further that the indemnity contained in this Section 2.10(a) will not apply to amounts paid in settlement of any such Loss if such settlement is effected without the consent of the Company (which consent will not be unreasonably withheld).

(b)    Indemnification by the Holders of Registrable Securities. Holdings shall indemnify and hold harmless, to the fullest extent permitted by law, the Company, its directors and each of its officers who has signed the registration statement, each underwriter of the Registrable Securities, and each controlling Person of any of the foregoing, against any and all losses (or actions in respect thereof) arising out of or based on (i) any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular, or other document delivered or made available to investors relating to such Registrable Securities (or in any related registration statement or any amendment or supplement thereto), or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading and will reimburse the Company, each of its directors and such officers, and each such underwriting and controlling Person referred to above for any legal or other expenses reasonably incurred in connection with investigating or defending any such Loss, whether or not resulting in liability; provided, however, that Holdings will not be liable in any such case except to the extent that any such Loss arises out of any untrue statement (or alleged untrue statement) or omission (or alleged omission) made in any such registration statement or other document in reliance upon and in conformity with written information furnished to the Company by Holdings and stated to be specifically for use therein; provided further that the indemnity contained in this Section 2.10(b) will not apply to amounts paid in settlement of any Loss, if such settlement is effected without the consent of Holdings (which consent will not be unreasonably withheld).
(c)    Procedures for Indemnification. Each party entitled to indemnification under Section 2.10(a) or Section 2.10(b) of this Agreement (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld or delayed); and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement unless the Indemnifying Party is materially prejudiced thereby. The Indemnified Party may participate in such defense at such party’s expense; provided, however, that the Indemnifying Party shall pay such expenses if the Indemnified Party shall believe in good faith that representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation, and no Indemnified Party shall consent to entry of any judgment or settle such claim or litigation without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.
(d)    Contribution. If the indemnification provided for in Section 2.10(a) or Section 2.10(b) of this Agreement is unavailable to any Indemnified Party thereunder in respect of any losses referred to in such subsections, then each Person that would have been an Indemnifying Party thereunder shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and such Indemnified Party on the other. The relative fault shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or such Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission, or whether such losses, claims, damages or liabilities (or actions in respect thereof) arose out of the action or failure to act of one or more of such parties. Notwithstanding the foregoing, (i) Holdings will not be required to contribute any amount in excess of the net proceeds paid to Holdings of all Registrable Securities sold by Holdings pursuant to such registration statement except in the case of fraud by Holdings, and (ii) no Person guilty of fraudulent misrepresentation, within the meaning of section 11(f) of the Securities Act, shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.
(e)    No Exclusivity. The remedies provided for in this Section 2.10 are not exclusive and shall not limit any rights or remedies that may be available to any Indemnified Party at law or in equity or pursuant to any other agreement.
Section 2.11    Registration Rights of Others. The Company will not, without the prior written consent of Holdings, grant to any Person (other than in connection with an assignment made in accordance with this Agreement) the right to (a) require the Company to initiate the registration of any securities, or (b) require the Company to include securities owned by such Person in any registration by the Company, unless under the terms of such arrangement Holdings may include securities in such registration and then only to the extent that the inclusion of securities owned by such Person does not limit the number of Registrable Securities included therein or adversely affect the offering price thereof. The Company represents and warrants that it has not granted any Person other than Holdings the right to require the Company to initiate the registration of any securities or include in any registration any securities owned by any Person.
Section 2.12    Adjustments Affecting Registrable Securities. Except as otherwise provided herein, the Company will not effect a stock split, reorganization, recapitalization, reclassification, dividend or a combination of shares or take any similar action, or permit any similar change to occur, with respect to its Shares that would materially and adversely affect the ability of Holdings to include Registrable Securities in a registration undertaken pursuant to this Agreement or that would adversely affect the marketability of such Registrable Securities in any such registration (including, without limitation, effecting a stock split or a combination of shares) in any material respect. In the event that any capital stock or other securities are issued in respect to, in exchange for, or in substitution of any Shares by reason of any stock split, reorganization, recapitalization, reclassification, dividend or a combination of shares or other change in capital structure of the Company, appropriate adjustments shall be made, if necessary, with respect to the relevant provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the original rights and obligations of Holdings hereto under this Agreement.
Section 2.13    Lock-Up Agreement. In connection with any underwritten offering of Registrable Securities hereunder, any Qualified Transferee shall, if requested by Holdings, execute a lock-up agreement in such form provided by the managing underwriter in such offering for a period designated by such managing underwriter, which period shall not begin prior to the beginning of the investor road show in connection with such underwritten offering (or, if there is no investor road show, the date of the underwriting agreement with respect to such underwritten offering) and shall not last more than 90 days after the date of the final prospectus (or prospectus supplement, as applicable) used in connection with such underwritten offering and, in each case, shall not exceed the lock-up period applicable to the Company.

ARTICLE III
INFORMATION
Section 3.1    Rule 144. With a view to making available to Holdings the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the Commission that may at any time permit Holdings to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to use its reasonable best efforts to satisfy the requirements of all such rules and regulations (including, without limitation, the requirements for public information, registration under the Exchange Act and timely reporting to the Commission) at the earliest possible date (but in any event not later than 90 days) after the effective date of the registration statement for its first registered public offering. The Company will furnish to Holdings, within five business days, whenever requested, a written statement as to its compliance with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, a copy of its most recent annual or quarterly report, and such other reports and information filed by the Company as Holdings may reasonably request in writing in connection with the lawful sale of Registrable Securities without registration.
Section 3.2    Books and Records. The Company shall, and shall cause its subsidiaries to, keep proper books, records and accounts, in which full and correct entries shall be made of all financial transactions and the assets, liabilities and business of the Company and each of its subsidiaries in accordance with generally accepted accounting principles.
Section 3.3    Financial Statements. So long as Holdings retains the right to nominate a director for election to the Board pursuant to Section 4.2 of this Agreement, (a) concurrently with the distribution of the Company’s annual financial statements to the audit committee of the Board for review, the Company shall deliver to Holdings an audited balance sheet of the Company as of the end of such fiscal year and the related audited consolidated statements of income, stockholders equity and cash flows for such fiscal year and any related notes thereto, and (b) concurrently with the distribution of the Company’s quarterly financial statements to the audit committee of the Board for review, the Company shall deliver to Holdings an unaudited balance sheet of the Company as of the end of such fiscal quarter and the related unaudited consolidated statements of income stockholders equity and cash flows for such fiscal quarter and for the fiscal year-to-date period then ended and any related notes thereto; provided, however, that the Company shall not be required to disclose any privileged information of the Company to Holdings so long as the Company has used its best efforts to provide such information to Holdings without the loss of such privilege and has notified Holdings that such information has not been provided.
Section 3.4    Access. So long as Holdings retains the right to nominate a director for election to the Board pursuant to Section 4.2 of this Agreement, in addition to other information that may be reasonably requested from time to time, the Company shall, and shall cause its subsidiaries to, provide Holdings and such Persons as it may designate, (a) direct access to any of the properties of the Company and its subsidiaries, (b) access to the Company’s and any of its subsidiaries’ books and records and permission to take copies and extracts therefrom, (c) access as may be requested by Holdings to discuss the affairs, finances and accounts of the Company and its subsidiaries with the Company’s and any of its subsidiaries’ directors, officers, employees and public accountants (and the Company, on behalf of itself and each of its subsidiaries, hereby authorizes such accountants to discuss with Holdings and such designees such affairs, finances and accounts) at reasonable times and upon reasonable notice, (d) advance information with respect to any significant corporate actions, including, without limitation, extraordinary dividends, mergers, acquisitions or dispositions of assets, issuances of significant amounts of debt or equity and material amendments to the organizational documents of the Company or any of its subsidiaries, (e) copies of all materials provided to any board, any board committee or any similar governing body of the Company or any of its subsidiaries, at the same time as provided to such party, and (f) to the extent otherwise prepared by the Company, operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Company and its subsidiaries; provided, however, that the Company shall not be required to disclose any privileged information of the Company to Holdings so long as the Company has used its best efforts to provide such information to Holdings without the loss of such privilege and has notified Holdings that such information has not been provided.
Section 3.5    Confidentiality. Holdings agrees that it will keep confidential and will not disclose, divulge or use for any purpose, other than to monitor its investment in the Company and its subsidiaries, any confidential information obtained from the Company pursuant to this Article III and Section 4.7 of this Agreement, unless such confidential information (a) is or becomes generally available to the public other than as a result of a breach of any confidentiality obligation by Holdings or its Affiliates, (b) is or becomes available to Holdings on a nonconfidential basis from a source other than an Affiliate of Holdings; provided that such source is not known by Holdings to be bound by an obligation of confidentiality to the Company, or (c) is or has been independently developed or conceived by Holdings or its Affiliates without use of or reliance on the Company’s confidential information; provided that each of Holdings and its Affiliates may disclose confidential information (i) to its attorneys, accountants, consultants, insurers, financing sources and other professional advisors to the extent necessary to obtain their services in connection with its investment in the Company, (ii) to any prospective purchaser of any Shares from Holdings as long as such prospective purchaser agrees in writing to maintain the confidentiality of such confidential information, (iii) to any Affiliate, partner, member, stockholder, limited partner, prospective partner or related investment fund of Holdings and their respective directors, officers, employees, consultants, agents and representatives, in each case in the ordinary course of business (provided that such persons are subject to customary confidentiality and nondisclosure obligations, and provided further that Holdings will remain liable to the Company for any breaches of such confidentiality and nondisclosure obligations by such persons), (iv) as the Company may consent in writing, and (v) as may otherwise be required by law or legal, judicial or regulatory process. Notwithstanding the foregoing, nothing in this Agreement restricts or prohibits Holdings from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including without limitation the Commission, or making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. For the avoidance of doubt, Holdings does not need the prior authorization of the Company to engage in conduct protected by the preceding sentence, and Holdings does not need to notify the Company that it has engaged in such conduct.
ARTICLE IV
BOARD REPRESENTATION
Section 4.1    Number of Directors. Holdings shall have the rights with respect to the number of directors on the Board set forth in ARTICLE FIVE, Section 2 of the Second Amended and Restated Certificate of Incorporation of the Company to be filed and effective in connection with the consummation of the Initial Public Offering (the “Charter”).

Section 4.2    Nomination of Directors. From and after the date hereof, Holdings shall have the right to nominate (each such person nominated by Holdings who is seated on the Board, a “Holdings Director”) for election to the Board that number of directors such that, if elected, will result in Holdings having the following number of directors serving on the Board:
(a)    no fewer than that number of directors that would constitute a majority of the number of directors that the Company would have if there were no vacancies on the Board, so long as Holdings and Platinum collectively beneficially own at least 40% of the voting power of the then-outstanding shares of capital stock of the Company then entitled to vote generally in the election of directors (“Voting Stock”);
(b)    no fewer than that number of directors that would constitute 40% of the number of directors that the Company would have if there were no vacancies on the Board, so long as Holdings and Platinum collectively beneficially own at least 30% of the voting power of the then-outstanding shares of Voting Stock but less than 40% of the voting power of the then-outstanding shares of Voting Stock;
(c)    no fewer than that number of directors that would constitute 30% of the number of directors that the Company would have if there were no vacancies on the Board, so long as Holdings and Platinum collectively beneficially own at least 20% of the voting power of the then-outstanding shares of Voting Stock but less than 30% of the voting power of the then-outstanding shares of Voting Stock;
(d)    no fewer than that number of directors that would constitute 20% of the number of directors that the Company would have if there were no vacancies on the Board, so long as Holdings and Platinum collectively beneficially own at least 10% of the voting power of the then-outstanding shares of Voting Stock but less than 20% of the voting power of the then-outstanding shares of Voting Stock; and
(e)    no fewer than that number of directors that would constitute 10% of the number of directors that the Company would have if there were no vacancies on the Board, so long as Holdings and Platinum collectively beneficially own at least 5% of the voting power of the then-outstanding shares of Voting Stock but less than 10% of the voting power of the then-outstanding shares of Voting Stock.
With respect to the directors that Holdings is entitled to nominate pursuant to the immediately preceding sentence, (x) for purposes of calculating the number of such directors, any fractional amounts shall automatically be rounded up to the nearest whole number, e.g., 1.25 directors shall equate to 2 directors, and (y) beneficial ownership shall be determined pursuant to Rule 13d-3 under the Exchange Act.
At each annual meeting of the stockholders of the Company (and in connection with any election by written consent or special meeting for the election of directors) for which a Holdings Director is nominated for election to the Board by Holdings, the Company shall (A) include each such Holdings Director as a nominee for election as a director, (B) use all reasonable best efforts to cause the election as a director of each such Holdings Director, including, without limitation, to the fullest extent permitted by applicable law, soliciting proxies in favor of the election of such Holdings Director, and (C) take all action within its power to cause each Holdings Director to be included as a nominee recommended by the Board to the Company’s stockholders for election as a director, unless the Board determines that making such recommendation would be inconsistent with the directors’ fiduciary duties under applicable law.

Section 4.3    Term. The term of the Holdings Directors as directors shall be as set forth in ARTICLE FIVE, Section 4 of the Charter.
Section 4.4    Replacement of Directors. Holdings shall have the director replacement rights set forth in ARTICLE FIVE, Section 5 of the Charter.
Section 4.5    Chair and Committees. Holdings shall have the designation rights with respect to the Chair of the Board set forth in ARTICLE FIVE, Section 1(a) of the Charter and the rights with respect to the composition of committees of the Board set forth in ARTICLE FIVE, Section 1(b) of the Charter.
Section 4.6    Subsidiaries. For so long as Holdings, retains the right to nominate a Holdings Director to the Board pursuant to Section 4.2 of this Article IV, upon Holdings’ request, the Company shall vote its shares in any subsidiary of the Company so as to elect a number of persons designated by Holdings to the board of directors or other similar governing body (or any committee thereof) of any subsidiary of the Company in proportion to Holdings’ representation on the Board.
Section 4.7    Permitted Disclosure. Each Holdings Director is permitted to disclose to Holdings information about the Company and its subsidiaries that he or she receives in such capacity, subject to his or her fiduciary duties under law, and the Company agrees to vote its shares in its subsidiaries so that any person elected to the board of directors or similar governing body of a subsidiary at the request of Holdings pursuant to Section 4.6 of this Article IV is permitted to disclose to Holdings information about the Company and its subsidiaries that he or she receives in such capacity, subject to his or her fiduciary duties under law.
Section 4.8    Director Expenses; Insurance. The Company shall pay the reasonable, documented out-of-pocket expenses incurred by each member of the Board, and upon Holdings’ request, shall vote its shares so as to cause the governing documents of any subsidiary of the Company to require such subsidiary to pay the reasonable, documented, out-of-pocket expenses incurred by each member of the board of directors or similar governing body of such subsidiary, in connection with such person’s services provided to or on behalf of the Company or such subsidiary, including, without limitation, attending meetings (including, without limitation, committee meetings) or events attended on behalf of the Company or such subsidiary at the Company’s or such subsidiary’s request. The Company shall (a) purchase and maintain directors and officers liability insurance in an amount and pursuant to terms determined by the Board to be reasonable and customary, and (b) take all actions reasonably necessary to extend such directors and officers liability insurance coverage for a period of not less than six years from the latter of (i) the date the last remaining member of the Board or the board of directors or similar governing body of any subsidiary of the Company nominated by Holdings pursuant to this Agreement stops serving in such role, and (ii) the date Holdings no longer retains the right to nominate a Holdings Director pursuant to this Agreement in respect of any act or omission occurring at or prior to such date.
Section 4.9    No Limitation. The provisions of this Article IV are intended to provide Holdings with the minimum Board representation rights set forth herein. Nothing in this Agreement shall prevent the Company from having a greater number of nominees or designees of Holdings on the Board or any committee thereof than otherwise provided herein or Holdings from nominating additional directors to the Board through any and all means not in violation of the organizational documents of the Company and to solicit stockholders outside of the Company’s proxy statement.
Section 4.10    Laws and Regulations. Nothing in this Article IV shall be deemed to require that any party hereto, or any Affiliate thereof, act or be in violation of any applicable provision of law, regulation, legal duty or requirement or stock exchange or stock market rule.

ARTICLE V
CORPORATE ADVISORY SERVICES
Section 5.1    Appointment and Term. Following the date hereof, the Company may retain Platinum Equity Advisors, LLC, a Delaware limited liability company and an entity affiliated with the Sponsor (“Platinum Advisors”), to provide (a) advice regarding the structuring and negotiating of material transactions for the Company, including, without limitation, any material acquisitions, dispositions, debt financings, recapitalizations, capital markets or similar transactions (each, a “Major Transaction”), (b) advice regarding identifying, structuring, negotiating, obtaining bank, institutional and other sources of financing for the Company with respect to a Major Transaction and (c) such other services (such services, together with the services in clauses (a) and (b), the “Services”) as the Company may request from time to time.
Section 5.2    Quality of Services. Platinum Advisors shall render the Services in a professional, timely and workmanlike manner. The Services will be of the same quality and performed in the same manner of performance as such Services are performed by Platinum Advisors for its Affiliates.
Section 5.3    Compensation. Platinum Advisors shall not charge the Company any fees or other remuneration (collectively, “Fees”) in connection with the Services. Although the Company will not be charged Fees for the Services, the Company acknowledges that the Services are of substantial value. The Company shall reimburse, or cause its subsidiaries to reimburse, Platinum Advisors for all third party costs (including attorneys’ fees and out of pocket costs) incurred by Platinum Advisors in rendering the Services.
Section 5.4    Indemnification; Limitation of Liability. The Company shall indemnify to the fullest extent permitted by law, Platinum Advisors, and its officers, directors, managers, employees, Affiliates, agents and other representatives against all liabilities, costs and expenses incurred in connection with the Services, other than if and to the extent such liabilities, costs and expenses arise as a result of the gross negligence, bad faith, fraud or willful misconduct of Platinum Advisors. Notwithstanding anything herein to the contrary, Platinum Advisors shall have no monetary or other liability to the Company or any other Person (including, without limitation, the Company’s officers, directors, employees, agents and other representatives and stockholders) with respect to any and all claims related to or in connection with the breach or alleged breach of this Article V by Platinum Advisors or related to or in connection with the Services provided or to be provided under this Article V.
ARTICLE VI
INDEMNIFICATION
The Company agrees to indemnify and hold harmless Holdings and its officers, directors, managers, stockholders, partners, members, direct and indirect owners, Affiliates and controlling persons (each, a “Holdings Indemnitee”) from and against any and all losses incurred by such Holdings Indemnitee before or after the date hereof to the extent arising out of, resulting from, or relating to (a) such Holdings Indemnitee’s purchase or ownership of any securities in the Company, or (b) any litigation to which any Holdings Indemnitee is made a party in its capacity as a stockholder or owner of securities (or as an officer, director, manager, stockholder, partner, member, direct and indirect owner, Affiliate or controlling person of Holdings, as the case may be) of the Company; provided, however, that the foregoing indemnification rights in this Article VI shall not be available to the extent that (i) any such losses are incurred as a result of such Holdings Indemnitee’s willful misconduct or gross negligence, (ii) any such losses are incurred as a result of noncompliance by such Holdings Indemnitee with any laws or regulations applicable to it, or (iii) subject to the rights of contribution provided for below, to the extent indemnification for any losses would violate any applicable law or public policy. For purposes of this Article VI, none of the circumstances described in the limitations contained in the proviso in the immediately preceding sentence shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Holdings Indemnitee as to any previously advanced indemnity payments made by the Company under this Article VI, then such payments shall be promptly repaid by such Holdings Indemnitee to the Company. The rights of any Holdings Indemnitee to indemnification hereunder will be in addition to any other rights any such party may have under any other agreement or instrument to which such Holdings Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation. In the event of any payment of indemnification pursuant to this Article VI, to the extent that any Holdings Indemnitee is indemnified for losses, the Company will be subrogated to the extent of such payment to all of the related rights of recovery of the Holdings Indemnitee to which such payment is made against all other Persons. Such Holdings Indemnitee shall execute all papers reasonably required to evidence such rights. The Company will be entitled at its election to participate in the defense of any third-party claim upon which indemnification is due pursuant to this Article VI or to assume the defense thereof, with counsel reasonably satisfactory to such Holdings Indemnitee unless, in the reasonable judgment of the Holdings Indemnitee, a conflict of interest between the Company and such Holdings Indemnitee may exist, in which case such Holdings Indemnitee shall have the right to assume its own defense and the Company shall be liable for all reasonable expenses therefor. Except as set forth above, should the Company assume such defense all further defense costs of the Holdings Indemnitee in respect of such third-party claim shall be for the sole account of such party and not subject to indemnification hereunder. The Company will not without the prior written consent of the Holdings Indemnitee (which consent shall not be unreasonably withheld) effect any settlement of any threatened or pending third-party claim in which such Holdings Indemnitee is or could have been a party and be entitled to indemnification hereunder unless such settlement solely involves the payment of money and includes an unconditional release of such Holdings Indemnitee from all liability and claims that are the subject matter of such claim. If the indemnification provided for above is unavailable in respect of any losses, then the Company, in lieu of indemnifying a Holdings Indemnitee, shall, if and to the extent permitted by law, contribute to the amount paid or payable by such Holdings Indemnitee in such proportion as is appropriate to reflect the relative fault of the Company and such Holdings Indemnitee in connection with the actions that resulted in such losses, as well as any other equitable considerations. The Company agrees to pay or reimburse Holdings for all reasonable, out-of-pocket costs and expenses of Holdings (including, without limitation, reasonable attorneys’ fees, charges, disbursement and expenses) incurred in connection with the enforcement or exercise by Holdings of any right granted to it or provided for hereunder.
ARTICLE VII
MISCELLANEOUS
Section 7.1    Specific Performance; Third-Party Beneficiaries. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the parties hereto shall have the right to injunctive relief or specific performance, in addition to all of their rights and remedies at law or in equity, to enforce the provisions of this Agreement. Nothing contained in this Agreement shall be construed to confer upon any person who is not a party hereto any rights or benefits as a third-party beneficiary or otherwise; provided that Platinum Advisors shall have the right to enforce its rights under Article V and Section 7.4 of this Agreement.
Section 7.2    Notices. All notices, demands, requests or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, or by U.S. mail, certified or registered with return receipt requested, or by nationally recognized overnight courier service, to the addresses of the respective parties set forth on the signature pages hereto (or, if the address of a holder of Registrable Securities is not included therein, at the address of such holder on the Company’s books and records).
Section 7.3    Assignment; Successors and Assigns; Spins.
(a)    The Company may not assign this Agreement or any of its rights hereunder, or delegate the performance of any of its obligations hereunder, except with the consent of Holdings. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, including, without limitation, any Qualified Transferee (such that any Person that acquires Registrable Securities from a party hereto shall be bound by (and have the benefit of) the provisions of this Agreement to the same extent as the transferor of such securities); provided that the rights and obligations set forth in this Section 7.3(a) and Article III, Article IV, Article V, Article VI and Section 7.7 of this Agreement must be expressly assigned.
(b)    Additionally, in the event that the Company effects the separation of any portion of its business into one or more entities (each, a “NewCo”), whether existing or newly formed, including, without limitation, by way of spin-off, split-off, carve-out, demerger, recapitalization, reorganization or similar transaction, and Holdings (as a result of its ownership of Shares) will receive equity interests in any such NewCo as part of such separation, the Company shall cause any such NewCo to enter into an investor rights agreement with Holdings that provides it with rights vis-à-vis such NewCo that are substantially identical to those set forth in this Agreement.
Section 7.4    Survival. With respect to Article II of this Agreement, the obligations of Holdings (or any Qualified Transferee) and of the Company with respect to Holdings (or such Qualified Transferee) shall terminate as soon as either (a) Holdings (or such Qualified Transferee) no longer holds Registrable Securities, or (b) Holdings (or such Qualified Transferee) is permitted to sell Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or other restrictions including, without limitation, as to the manner or timing of sale; provided that Section 2.8 and Section 2.10 of this Agreement shall survive the termination of Article II of this Agreement with respect to any registration statement in which any Registrable Securities were included until six years after the completion of any offering thereunder. With respect to Article III and Article IV of this Agreement, other than Section 4.8 of this Agreement, the rights and obligations of Holdings and of the Company shall terminate as soon as Holdings does not have the right to nominate at least one nominee to the Board pursuant this Agreement. With respect to Section 4.8(a) of this Agreement, the rights and obligations of Holdings and the Company shall continue so long as Holdings has nominated, or has the right to nominate, pursuant this Agreement, at least one member of the Board or the board of directors or similar governing body of any subsidiary of the Company. With respect to Section 5.1, Section 5.2 and Section 5.3 of this Agreement, the obligations of Platinum Advisors and the Company shall continue until terminated by Platinum Advisors with or without cause. This Article VII and Article I, Section 4.8(b), Section 5.4 and Article VI of this Agreement shall survive the termination of this Agreement.
Section 7.5    Severability; Governing Law; Venue. If any term, provision, covenant or restriction of this Agreement is rendered void, invalid or unenforceable by a court of competent jurisdiction or other authority for any reason, such invalidity or unenforceability shall not void or render invalid or unenforceable any other term, provision, covenant or restriction of this Agreement and the parties hereto shall take all actions reasonably necessary, including, without limitation, signing such further documents, causing such meetings to be held, adopting resolutions, and exercising votes, so as to effect the original intent of the parties (as set forth in this Agreement) to the fullest extent permitted by law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Delaware, without regard to its choice of law principles. Any legal action or proceeding with respect to this Agreement will be brought exclusively in the courts of the State of Delaware or of the United States of America for the District of Delaware, and any appellate court from any thereof, and, by execution and delivery of this Agreement, each of the parties hereto hereby (a) accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts, and (b) consents that any such action or proceeding may be brought exclusively in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same. Each of the parties hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to such party at its notice address specified in Section 7.2 of this Agreement, such service to become effective 30 days after such mailing.
Section 7.6    Attorney’s Fees. In any action or proceeding brought to enforce any provision of this Agreement, the successful party shall be entitled to recover reasonable attorney’s fees and expenses in addition to any other available remedy.
Section 7.7    Amendments; Waivers; Further Assurances. This Agreement shall be amended, modified or waived only with the written consent of (a) the Company, and (b) Holdings; provided that Holdings may waive in writing the benefit of any provision of this Agreement with respect to itself for any purpose. No failure to exercise or delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. To the fullest extent permitted by law, the parties hereto will sign such further documents, cause such meetings to be held and such resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof. To the fullest extent permitted by law, the Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, Holdings being deprived of the rights contemplated by this Agreement.
Section 7.8    Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, and may be delivered by means of facsimile or electronic transmission, each of which shall be an original, but all of which together shall constitute one and the same agreement.
Section 7.9    No Strict Construction; Entire Agreement; Interpretation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other documents and agreements contemplated herein. This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings between the parties with respect to its subject matter. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other document or agreement contemplated herein, this Agreement and such other documents and agreements shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authoring any of the provisions of this Agreement or any other documents or agreements contemplated herein. The headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect the meaning or interpretation of this Agreement. The words

“this Agreement”, “herein”, “hereunder”, “hereof”, “hereby”, or other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision hereof unless otherwise indicated. Unless the context requires otherwise, pronouns shall be construed to include all genders and words in the singular form shall be construed to include the plural and vice versa. The terms “day” and “days” shall refer to calendar days, and the term “business days” shall refer to any day other than a Saturday, Sunday or any other day on which banks are generally not open for business in New York, New York.
Section 7.10    Freedom to Pursue Opportunities. The Company acknowledges and understands that Holdings and its Affiliates, including, without limitation, the directors that Holdings is entitled to nominate pursuant to Section 4.2 of this Agreement, from time to time review the business plans and related proprietary information of many enterprises, including, without limitation, enterprises that may have products or services that compete directly or indirectly with those of the Company, and may trade in the securities of such enterprises. Nothing in this Agreement shall preclude or in any way restrict Holdings, any of its Affiliates, including, without limitation, the directors that Holdings is entitled to nominate pursuant to Section 4.2 of this Agreement, from investing or participating in any particular enterprise, or trading in the securities thereof, whether or not such enterprise has products or services that compete with those of the Company, and to the fullest extent permitted by applicable law, the Company hereby waives, in perpetuity, any and all claims that it now has or may have in the future, and agrees not to initiate any litigation or any other cause of action (whether or not in a court of competent jurisdiction) in respect of any such waived claims, or otherwise on the basis of, or in connection with, the doctrine of corporate opportunity (or any similar doctrine).
[SIGNATURE PAGE FOLLOWS]

The parties hereto have executed and delivered this Agreement as of the date first above written.

COMPANY:

MCGRAW HILL, INC.

By:	/s/ David Stafford
	Name:	David Stafford
	Title:	Executive Vice President, General Counsel, and Secretary
	Address:	8787 Orion Place, Columbus, OH 43240
Attention: David Stafford
Email: david.stafford@mheducation.com

with a copy, which shall not constitute notice, to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention: Cristopher Greer
Email: cgreer@willkie.com
[SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT]

HOLDINGS:

PE MAV HOLDINGS, LLC

By:	/s/ Ty Renbarger
	Name:	Ty Renbarger
	Title:	Vice President
	Address:	c/o Platinum Equity Advisors, LLC
360 North Crescent Drive, South Building
Beverly Hills, CA 90210
Attention: John Holland
jholland@platinumequity.com

with a copy, which shall not constitute notice, to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention: Cristopher Greer
Email: cgreer@willkie.com
[SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT]